UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE l4A

(Rule 14a-101)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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TEXAS PACIFIC LAND CORPORATION

(Name of Registrant As Specified In Its Charter)

N/A

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As previously disclosed, Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors LLC, and SoftVest, L.P. (collectively, the “Investor Group”) submitted proxies to vote against Proposal 4, which is the proposal to approve an amendment to the Company’s Certificate of Incorporation increasing the amount of authorized shares of TPL common stock (the “Share Authorization Proposal”), at the Company’s 2022 annual meeting on November 16, 2022. The Company believes that the Investor Group is required to vote for the Share Authorization Proposal pursuant to the voting commitments in their stockholders’ agreement with the Company. On November 22, 2022, the Company filed a complaint in Delaware Chancery Court to resolve its disagreement with the Investor Group with respect to such voting commitments. The Company reserves all rights and remedies, and waives none.